EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 5, 2003, by and between Jeffrey Stiefler (the “Executive”) and Digital Insight Corporation, a Delaware corporation (the “Company”).

RECITALS

The Company desires that the Executive be employed by the Company in the capacities described below, on the terms and conditions hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

AGREEMENT

The Executive and the Company agree as follows:

1.	Duties.

1.1	Retention and Board Membership. The Company does hereby hire, engage, and employ the Executive as its Chief Executive Officer and President, reporting to the Board of Directors of the Company (the “Board”), and the Executive does hereby accept and agree to such hiring, engagement, and employment, effective as of the date mutually agreed to by the Executive and the Company, but in no event later than September 30, 2003. The Executive shall serve the Company in such positions and shall have the duties, responsibilities and authorities consistent with such positions as well as any other reasonable duties determined by the Board. The Executive shall be appointed as a member and Chairman of the Board by the Company’s Board, effective upon the execution of this Agreement and shall serve as such without any compensation other than that provided hereunder for his services as Chief Executive Officer and President. As long as the Executive remains employed by the Company under this Agreement, the Board shall use its reasonable best efforts to see that he is elected as a member of the Board, and as Chairman of the Board. Upon the Executive’s termination of employment hereunder, he shall resign from the Board unless requested to continue by a majority of the other members of the Board.

1.2	No Other Employment. During the Executive’s employment by the Company, the Executive shall devote substantially all of his business time, energy, and skill to the performance of his duties for the Company.

1.3	No Breach of Contract. The Executive hereby represents to the Company that the execution and delivery of this Agreement by the Executive and the Company and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which the Executive is a party or otherwise bound. The Company hereby represents to the Executive that it is authorized to enter into this Agreement and that the execution and delivery of this Agreement to the Executive and the employment of the

Executive hereunder shall not constitute a breach of, or otherwise contravene, the terms of any law, agreement or policy by which it is bound.

2.	At-Will Employment.

The Executive and the Company agree that Executive’s employment with the Company is and shall at times during the Executive’s employment hereunder be “at-will” employment. The Company may terminate the Executive’s employment at any time for any reason, with or without Cause by providing thirty (30) days’ written notice to the Executive. The Executive may terminate his employment by the Company by providing thirty (30) days’ written notice to the Company. Notwithstanding the foregoing, the Company may relieve the Executive of his duties immediately or at any time during the thirty-day period following the written termination notice provided by the Company or the Executive hereunder. No provision of this Agreement shall be construed as conferring upon the Executive a right to continue as an employee of the Company, and the “at-will” relationship between the Executive and the Company may not be altered except as agreed by the Executive and the Company in writing.

3.	Compensation.

3.1	Base Salary. The Executive’s initial Base Salary shall be at a rate of $33,333 monthly, paid in accordance with the Company’s regular payroll practices in effect from time to time, but not less frequently than monthly. The Executive’s Base Salary shall be reviewed annually and may be adjusted by the Board of Directors subject to Section 7.2 below. (As used in this Agreement, “Base Salary” shall mean Base Salary as adjusted from time to time.)

3.2	Signing Bonus. The Executive shall be entitled to receive a bonus of $200,000 as an inducement to and in consideration of his execution of this Agreement (the “Signing Bonus”). The Signing Bonus shall be paid in a lump sum payment after August 31, 2003 and before September 30, 2003.

3.3	Annual Bonus. While employed hereunder, the Executive shall be considered for an annual incentive bonus (“Annual Bonus”) that is targeted to be equal to 70% of his annual Base Salary, with a maximum bonus opportunity of 100% of annual Base Salary, based upon the achievement of performance objectives established by the Board or the compensation committee of the Board (the “Compensation Committee”). Notwithstanding the foregoing, for calendar year 2003 the Company agrees to pay the Executive an Annual Bonus of no less than $93,333.

3.4	Equity Compensation.

3.4.1	Initial Option Grant. Effective upon the execution of this Agreement, the Executive shall be granted an option to purchase 675,000 shares of the Company’s common stock (“Common Stock”).

The per share exercise price of the option granted pursuant to this Section 3.4.1 shall equal the closing sales price for the Common Stock for the last trading day prior to the date of grant, as reported in The Wall Street Journal. Such option shall have a term of ten years and shall vest and become exercisable subject to the Executive’s continued employment by the Company, as to 25% of the aggregate number of shares subject to the option on the first the anniversary of the date of grant and as to the remaining 75% of the shares in monthly installments of 1/36th each month thereafter. Such option shall be granted as an inducement to and in consideration of his execution of this Agreement, shall not be granted under any plan approved by the Company’s stockholders, and shall not be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3.4.2	Subsequent Option Grants. In addition to the stock option grant provided under Section 3.4.1, the Executive shall be eligible for additional grants under the Company’s equity award program beginning in March of 2005, subject to the Executive’s continued employment hereunder.

4.	Benefits.

4.1	Health and Welfare. While the Executive is employed hereunder, he shall be entitled to participate in all employee pension and welfare benefit plans and programs made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time. Notwithstanding the foregoing, subject to the Executive’s satisfaction of applicable underwriting requirements, the Company shall purchase and pay premiums on a term life insurance policy on the life of the Executive with a death benefit of at least $1,500,000.

4.2	Reimbursement of Business and Other Expenses; Perquisites

4.2.1	Expense Reimbursement. The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s expense reporting policy.

4.2.2	Signing Expenses. The Company shall promptly reimburse the Executive for his expenses, up to a maximum of $20,000, incurred in negotiating and documenting this Agreement with the Company.

4.3	Vacation. During the Executive’s employment hereunder, the Executive shall be entitled to up to four (4) weeks paid vacation per year in accordance with the Company’s vacation policy for its executive officers.

4.4	Relocation Expenses. The Executive agrees to establish his principal residence in the Calabasas, California area within six (6) months after the date this Agreement is executed. The Company will pay or reimburse the Executive for all expenses reasonably incurred by the Executive in connection with the relocation of his residence to the Calabasas area, including for example, the cost of packing and moving household and personal goods, travel expenses and interim living expenses during a transition period of up to six (6) months. The Executive shall provide an estimate of such expenses for advance approval by the Compensation Committee. In addition, the Company shall pay the normal closing expenses (excluding the purchase price, mortgage points, property taxes, and insurance) for the acquisition of the new principal residence. The Executive’s reimbursement of expenses under this Section 4.4 shall be subject to the Executive’s submission of documentation in accordance with the Company’s policy for reporting business expenses. The parties shall cooperate in pursuing payment methods and direct billing arrangements between the Company and the service providers to maintain a tax-neutral position for the Executive with respect to the payment of such expenses, to the extent practicable and as permitted under applicable tax laws. To the extent that any payments or reimbursements under this Section 4.4 are taxable income to Executive, the Company shall make additional payments (“Tax Gross-Up Payments”) to the Executive at the time the Executive pays such taxes (which may be at the time he pays estimated taxes with respect to such payments or at the time he files his annual tax return for the year in which such payments are made) in amounts such that after payment of the incremental federal and state income taxes (“Taxes”) payable by Executive with respect to the Tax Gross-Up Payment, there is a sufficient amount to pay the Taxes due with respect to the payments or reimbursements under this Section 4.4 that are taxable to the Executive.

5.	Death or Disability.

5.1	Definition of Disabled and Disability. For purposes of this Agreement, the terms “Disabled” and “Disability” shall mean the Executive’s inability, because of physical or mental illness or injury, to perform his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days as determined by an approved medical doctor. For purposes hereof, an approved medical doctor shall mean a doctor selected by the Company and the Executive. If the Company and the Executive cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

5.2	Termination Due to Death or Disability. If the Executive dies or becomes Disabled while employed hereunder, this Agreement and the Executive’s employment shall automatically cease and terminate as of the date of the Executive’s death or the date of Disability (which date shall be determined under Section 5.1 above, and referred to as the “Disability Date”), as the case may be. In the event of the termination of the Executive’s employment due to his death or Disability, the Executive (or, in the event of his death, his estate) shall be entitled to receive:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of death or the Disability Date, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of death or the Disability Date, (B) any earned but unpaid annual incentive bonus in respect of the most recently completed fiscal year preceding the date of death or the Disability Date, and (C) the amount of the Executive’s target Annual Bonus for the year containing the date of death or the

Disability Date, determined by the Board in accordance with Section 3.3 but pro-rated through the date of death or the Disability Date; and

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company.

6.	Termination by the Company.

6.1	Termination For Cause.

6.1.1	Definition of Termination with Cause. A termination of the Executive’s employment by the Company for cause (“Cause”) shall mean the termination of the Executive’s employment by the Board for any of the reasons listed below but, except in the case of the reason set forth in (v) below, only after written notice by the Board stating the reason for the proposed termination for Cause and the Executive’s failure to cure within thirty (30) days of receipt of such notice:

(i)	any act of misconduct in the performance of the Executive’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment, or (B) material injury to the Company;

(ii)	dishonesty by the Executive in the performance of the Executive’s duties that is intended to result in, or does result in, (A) his substantial personal enrichment, or (B) material injury to the Company;

(iii)	any willful failure by the Executive to attend to his duties under this Agreement;

(iv)	any material breach of this Agreement; or

(v)	the Executive’s conviction of or pleading guilty or nolo contendere to any felony or misdemeanor involving, theft, embezzlement, dishonesty or moral turpitude.

6.1.2	Entitlements Upon a Termination for Cause. If the Executive’s employment is terminated for Cause, the termination shall be effective on the last day of the thirty-day cure period, except in the case of a termination for the reason described in Section 6.1.1(v), in which case the termination shall be effective on the date the Company gives the Executive written notice of termination. In the event of the termination of the Executive’s employment hereunder due to a termination by the Company for Cause, then the Executive shall be entitled to receive:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive’s employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination and (B) any earned but unpaid annual incentive bonus in respect of the most recently completed fiscal year preceding the date of such termination; and

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company.

6.2	Termination Without Cause. If the Executive’s employment is terminated by the Company without Cause, the termination shall be effective on the thirtieth (30th) day following written notice of such termination to the Executive. In the event of such termination without Cause, then, subject to the Executive’s execution of a release in a form acceptable to the Company, the Executive shall be entitled to:

(i)	a lump sum cash payment, payable within ten (10) business days after the date of termination of the Executive’s employment, equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination, (B) any earned but unpaid annual incentive bonus in respect of the most recently completed fiscal year preceding the date of such termination, and (C) 150% of the amount of the Executive’s target Annual Bonus for the year containing the date of such termination;

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under the employee benefit plans, programs and arrangements of the Company;

(iii)	a monthly severance payment payable in each of the eighteen (18) months following the date of termination of the Executive’s employment, the amount of each such payment to equal the Executive’s monthly Base Salary in effect immediately prior to such termination;

(iv)	if the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of his COBRA costs for a period of up to eighteen (18) months following the termination of his employment; and

(v)	immediate acceleration of the vesting of all outstanding equity awards, including, without limitation, stock options and restricted stock, to the extent, but only to the extent, that such awards would have become vested if the Executive had continued to be employed by the Company for an additional eighteen (18) months following the termination of his employment; any such stock options, to the extent vested, shall continue to be exercisable until the earlier of their stated terms or one year following the termination of the Executive’s employment.

7.	Termination by the Executive.

7.1	Termination Without Good Reason. If the Executive voluntarily terminates his employment with the Company without Good Reason, the termination shall be effective at the end of the thirty-day notice period. Upon such termination of employment without Good Reason, the Executive shall have the same entitlements as provided in Section 6.1.2 in the case of a termination by the Company for Cause.

7.2	Termination With Good Reason.

7.2.1	Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without the Executive’s written consent:

(i)	any reduction in the aggregate level of the Executive’s base salary and target Annual Bonus except a reduction of up to 10% that is applied equally to all members of the senior executive team;

(ii)	any material reduction in the type or quality of the Executive’s medical benefits and life insurance coverage;

(iii)	any material reduction in the type or quality of the Executive’s benefits other than medical benefits or life insurance coverage except a reduction that is applied equally to all members of the senior executive team;

(iv)	any material reduction in the Executive’s duties, or responsibilities (including, for example, the Executive directly reporting to anyone other than the Company’s or its successor entity’s Board of Directors or, in the event of a Change of Control, the Executive not being offered a position as the highest executive officer of the successor entity); or

(v)	a requirement that the Executive relocate to a location more than twenty-five (25) miles from his then current office location;

provided, however, that none of the events specified above shall constitute Good Reason unless the Executive shall have notified the Company in writing describing the events which constitute Good Reason and the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

7.2.2	Entitlements Upon a Termination with Good Reason. If the Executive terminates his employment with Good Reason, the termination shall be effective at the end of the thirty-day cure period. Upon such termination of his employment with Good Reason in accordance with Section 7.2.1 hereof, the Executive shall, subject to the Executive’s execution of a release in a form acceptable to the Company, have the same entitlements as provided under Section 6.2 for a termination by the Company without Cause.

8.	Change of Control Provisions.

8.1	Definition of Change of Control Event. For purposes of this Agreement, “Change of Control Event” shall mean any of the following events:

(i)	a merger or consolidation in which the Company is not the surviving entity, except for (A) a transaction the principal purpose of which is to change the state of the Company’s incorporation, or (B) a transaction in which the Company’s stockholders immediately prior to such merger or consolidation hold (by virtue of securities received in exchange for their shares in the Company) securities of the surviving entity representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(ii)	the sale, transfer or other disposition of all or substantially all of the assets of the Company unless the Company’s stockholders immediately prior to such sale, transfer or other disposition hold (by virtue of securities received in exchange for their shares in the Company) securities of the purchaser or other transferee representing more than fifty percent (50%) of the total voting power of such entity immediately after such transaction;

(iii)	any reverse merger in which the Company is the surviving entity but in which the Company’s stockholders immediately prior to such merger do not hold (by virtue of their shares in the Company held immediately prior to such transaction) securities of the Company representing more than fifty percent (50%) of the total voting power of the Company immediately after such transaction;

(iv)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becoming the beneficial owner (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; and

(v)	a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are directors as of the effective date of this Agreement or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

8.2	Termination Without Cause or With Good Reason Following a Change of Control. In the event there is a Change of Control and within one (1) year thereafter, either the Executive terminates his employment with the Company with Good Reason or the Company terminates his employment without Cause then, subject to the Executive’s execution of an effective release in a form acceptable to the Company, the Executive shall be entitled to the following in lieu of, and not in addition to, the entitlements described in Section 6.2 and 7.2.2:

(i)	a lump sum cash payment, payable within ten (10) days after the date of the termination of the Executive’s employment equal to the sum of (A) any accrued but unpaid Base Salary as of the date of such termination, (B) any earned but unpaid annual incentive bonus, and (C) 200% of the amount of the Executive’s target Annual Bonus for the year containing the date of such termination;

(ii)	such employee benefits described in Section 4.1 as the Executive or his estate may be entitled to hereunder or under any employee benefit plans, programs and arrangements of the Company;

(iii)	a monthly severance payment in each of the twenty four (24) months following the date of the termination of the Executive’s employment, the amount of each such payment to equal to Executive’s monthly Base Salary in effect immediately prior to such termination;

(iv)	if the Executive elects to continue his medical coverage under COBRA, reimbursement by the Company of his COBRA cost for a period of up to twenty-four (24) months following the termination of his employment; and

(v)	immediate and full acceleration of the vesting of all outstanding equity awards, including, without limitation, stock options and restricted stock; any such stock options shall continue to be exercisable until the earlier of their stated terms or one year following the termination of the Executive’s employment.

8.3	Section 280G Provisions. Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payment or distribution of any type to or for the Executive by the Company, or any subsidiary or affiliate of the Company, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of stock options or restricted stock granted pursuant to this Agreement or otherwise) (collectively, the “Total Payments”) is or will be subject to the excise tax (“Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor to such Section), the Company shall pay to the Executive, at the time the Executive pays any Excise Tax with respect to any of such Total Payments (which may be at the time the Company withholds Excise Tax from any payments or at the time he files his annual federal income tax return for a year in which Excise Tax is due or payable), an additional amount (a “Gross-Up Payment”) which is, after the imposition of all income, employment, excise and other taxes, penalties and interest thereon, equal to the sum of (i) the Excise Tax on such Total Payments plus (ii) any penalty and interest assessments associated with such Excise Tax. The determination of whether any portion of the Total Payments is subject to an Excise Tax and, if so, the amount and time of any Gross-Up Payment pursuant to this Section 8.3 shall be made by an independent auditor (the “Auditor”) jointly selected by the Executive and the Company and paid by the Company. If the Executive and the Company cannot agree on the firm to serve as the Auditor, then they shall each select one accounting firm and those two firms shall jointly select the accounting firm to serve as the Auditor. Unless the Executive agrees otherwise in writing, the Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection, acted in any way on behalf of the Company. The Parties shall cooperate with each other in connection with any proceeding or claim relating to the existence or amount of any liability for Excise Tax. All expenses relating to any such proceeding or claim (including attorneys’ fees and other expenses incurred by the Executive in connection therewith) shall be paid by the Company promptly upon demand by the Executive, and any such payment shall be subject to a Gross-Up Payment under this Section 8.3 in the event that the Executive is subject to Excise Tax on it.

9.	Non-Competition.

The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, the amount of sensitive and confidential information involved in the discharge of the Executive’s position as Chairman, Chief Executive Officer and President of the Company, and the harm to the Company that would result if such knowledge or expertise was disclosed or made available to a competitor, and accordingly agrees that during the period that he is receiving payments under this Agreement, he shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity which is competitive with the business of the Company. The Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section if such activity were carried out by the Executive and, in particular, the Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by the Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Exchange Act, of not more than one percent (1%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. It is further expressly agreed that the Company will or would suffer irreparable injury if the Executive were to compete with the company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Executive further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Executive from competing with the Company or any subsidiary or affiliate of the Company in violation of this Agreement. In the event that the Executive breaches the provisions of this Section 9, the severance benefits under section 6.2, 7.2.2 or 8.2, whichever is applicable, shall immediately terminate, the Executive shall cease to be entitled to any additional payments under this Agreement, and all stock options shall cease to be exercisable.

10.	Confidentiality.

The Executive agrees to maintain the confidentiality of all confidential and proprietary information of the Company at all times (both during and after his employment with the Company) and agrees to enter into the Company’s standard form of employee nondisclosure agreement (“Employee Nondisclosure Agreement”), a copy of which the Company has previously provided to him.

11.	Antisolicitation.

The Executive promises and agrees that, for a period of twelve (12) months following his termination of employment, he will not influence or attempt to influence suppliers or customers of the Company hereunder, either directly or indirectly, to divert their business away from the Company to any individual, partnership, firm, corporation or other entity then in competition with the Company.

12.	Soliciting Employees.

The Executive promises and agrees that, for a period of twelve (12) months following termination of his employment hereunder, he will not directly or indirectly solicit any person who is then an employee of the Company to leave the employ of the Company.

13.	Cooperation in Litigation.

The Executive agrees that he will cooperate with the Company in any litigation that arises out of events occurring prior to the termination of his employment, including but not limited to, serving as a witness or consultant and producing documents and information relevant to the case or helpful to the Company.

14.	Indemnification.

Indemnification shall be provided to the Executive pursuant to the Company’s standard form of indemnification agreement (“Indemnification Agreement”), a copy of which the Company has previously provided to the Executive.

15.	Assignment.

This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and; provided, further, that the Executive may assign his rights to compensation and benefits by will or by operation of law or pursuant to Section 27.

16.	Governing Law.

This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

17.	Entire Agreement.

This Agreement, the Employee Nondisclosure Agreement and the Indemnification Agreement represent the entire agreement of the parties hereto respecting the matters within its scope and supersede all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

18.	Modifications.

This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

19.	Waiver.

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20.	Number and Gender.

Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

21.	Section Headings.

The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

22.	Resolution of Disputes.

Any controversy arising out of or relating to the Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Los Angeles County, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or the Executive’s employment.

The Company and the Executive shall each pay one-half of the costs and expenses of such arbitration, and each shall separately pay its counsel fees and expenses unless otherwise provided by law; provided, however, that if the Executive prevails, he shall be entitled to reasonable attorneys’ fees.

23.	Severability.

In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

24.	Notices.

All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(i)	if to the Company:

Digital Insight Corporation

26025 Mureau Road

Calabasas, California 91302

Attention: Chair, Compensation Committee of the Board of Directors

(ii)	if to the Executive:

Jeffrey Stiefler

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Either party may change its address set forth above by written notice given to the other party in accordance with the foregoing. Any notice shall be effective when personally delivered, or five (5) business days after being mailed in accordance with the foregoing.

25.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

26.	Withholding Taxes.

The Company may withhold from any amounts payable under this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

27.	Beneficiaries.

The Executive shall be entitled, to the extent permitted under any applicable law and to the extent permitted under any benefit plan or program maintained by the Company, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof in accordance with the terms of such plan or program. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

28.	Director’s and Officer’s Insurance.

The Company shall provide reasonable Director’s and Officer’s insurance coverage for the Executive that is at least as favorable as the insurance coverage provided to other directors and officers of the Company.

29.	Survival.

Upon the termination of this Agreement, the provisions of Sections 5, 6, 7, 8, 9, 10, 11, 12, 13, 16, 22, 23, and 24 shall survive.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Employment Agreement as of the date first above written.

THE COMPANY Digital Insight Corporation, a Delaware corporation

By:	/s/ JOHN DORMAN
John Dorman Chairman, President and Chief Executive Officer

THE EXECUTIVE

/s/ JEFFREY STIEFLER
Jeffrey Stiefler

DIGITAL INSIGHT CORPORATION

NONQUALIFIED STOCK OPTION AGREEMENT

Special Inducement Grant

NOTICE OF STOCK OPTION GRANT

Jeffrey Stiefler (the “Optionee”) has been granted a Nonqualified Stock Option (the “Option”) by the Digital Insight Corporation (the “Company”) to purchase authorized but unissued or treasury shares (the “Shares”) of the Company’s common stock (the “Common Stock”). The Option is granted as an inducement to and in consideration of the Optionee’s agreeing to become an employee and director of the Company. The Option is not granted under any shareholder-approved plan of the Company. The Option is subject to the terms and conditions of this Stock Option Agreement (also referred to as the “Terms”) that follow:

Grant Number:

Date of Grant:	August 5, 2003

Vesting Commencement Date:	August 5, 2003

Exercise Price per Share:[1]	$19.27

Total Number of Shares Subject to Option:[1]	675,000

Total Exercise Price:[1]	$13,007,250

Expiration Date:[2]	August 4, 2013

Vesting Schedule:	The Option shall vest and first become exercisable according to the following vesting schedule, subject to the Optionee’s continuing to be an employee of the Company on the applicable date:

25% of Total Shares	1st anniversary of the Vesting Commencement Date, and

1/48th of Total Shares	each month thereafter.[1,2]

1 Subject to adjustment under Section 12 of the Terms.

2 Subject to early termination if the Optionee’s employment terminates or in certain other circumstances. See Sections 5, 6 and 7 of the Terms for exceptions and additional details regarding possible early termination of the Option.

ADDITIONAL TERMS AND CONDITIONS

1. Grant of Option. The Compensation Committee of the Board of Directors of the Company (the “Committee”) of the Company hereby grants to the Optionee an option to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), and subject to the terms and conditions set forth herein.

2. Exercisability of Option. The Option shall vest and become exercisable during its term in percentage installments of the aggregate number of Shares of Common Stock of the Company in accordance with the Vesting Schedule as set forth in the Notice of Grant and with the provisions of this Stock Option Agreement. The Option may be exercised only to the extent the Option is exercisable and vested, and, during the Optionee’s lifetime, only by the Optionee. In no event may the Optionee exercise the Option after the Expiration Date as provided above.

(a) Cumulative Exercisability. To the extent the Optionee does not at the time of a particular exercise purchase all the Shares that the Optionee may then exercise, the Optionee has the right cumulatively thereafter to purchase any of such Shares not so purchased until the Option terminates or expires.

(b) No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

3.	Exercise of Option. To the extent exercisable, the Option may be exercised by the delivery to the Company of an exercise notice in the form attached as Exhibit A (the “Exercise Notice”) which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised (“Exercised Shares”), and such other representations and agreements as may be required by the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and the payment or provision for any applicable employment or other taxes or withholding for taxes thereon. The Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price and any other payments so required.

No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise complies with the requirements relating to the administration of stock options under U.S. state corporate laws, U.S. federal and state securities laws, the Internal Revenue Code of 1986, as amended, and the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted (“Applicable Law”). Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

As a condition to the exercise of the Option, the Company may require the Optionee or other person exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or

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distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

4. Method of Payment of Option. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

•	by electronic funds transfer, or by check payable to the order of the Company, in the full amount of the purchase price of the Shares and the amount required to satisfy all applicable withholding taxes; or

•	by notice and third party payment in such manner as may be authorized by the Committee under a formal cashless exercise program adopted by the Company; or

•	by surrender of other Shares which (i) in the case of Shares acquired from the Company, have been owned by the Optionee for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value (as such term is defined in the Digital Insight Corporation 1999 Stock Option Plan as in effect on the Date of Grant of this Option) on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and payment by electronic funds transfer or check of the amount required to satisfy all applicable withholding taxes.

Other payment methods may be permitted only if expressly authorized by the Committee with respect to the Option.

5. Continuance of Employment Required. The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Optionee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or service as provided in Section 6 below.

6. Effect of Termination of Employment or Death. For purposes of this Section 6, “Cause,” “Good Reason,” “Disability” and “Change of Control” shall have the same meanings that those terms have under Optionee’s employment agreement with the Company dated August 5, 2003 (the “Employment Agreement”). If the Optionee ceases to be employed by the Company (including for any parent or any subsidiary) other than a termination by the Company without Cause or a termination by Optionee with Good Reason, the Option and all other rights and benefits under this Agreement terminate except that if the termination was not a termination for Cause, the Optionee may, at any time within the applicable period below after the date of such termination (“Severance Date”), exercise the Option to the extent the Option was exercisable on the Severance Date and does not otherwise expire or terminate:

•	Termination by the Company or a subsidiary (other than a Termination for Cause), voluntary resignation without Good Reason, which includes a

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retirement (in either case other than in anticipation of or in connection with a Termination for Cause) — a period of three (3) months.

•	Disability or death of the Optionee — a period of twelve (12) months.

In case of a termination for Cause or a voluntary resignation in anticipation of or in connection with a termination for Cause, the Option shall terminate immediately, in its entirety with respect to all shares, whether vested or unvested, that remain unexercised at the time of termination.

In the case of a termination by the Company without Cause or a termination by the Optionee with Good Reason prior to a Change of Control or more than one year following a Change of Control, the vesting of the Option shall accelerate on the Severance Date to the extent, but only to the extent, that the Option would have become vested if the Optionee had continued to be employed by the Company for an additional eighteen (18) months, and the Option shall continue to be exercisable until the earlier of the Expiration Date or the one-year anniversary of the Severance Date. In the case of a termination by the Company without Cause or a termination by the Optionee with Good Reason within one year following a Change of Control, the Option shall be one hundred percent (100%) vested as of the Severance Date and remain exercisable until the earlier of the Expiration Date or the one-year anniversary of the Severance Date.

7. Change in Subsidiary’s Status; Leaves of Absence. If the Optionee is employed only by an entity that ceases to be a subsidiary, this event is deemed for purposes of this Option Agreement to be a Termination of the Optionee’s employment by the Company (other than a Termination for Cause, voluntary resignation, or Retirement of the Optionee). Absence from work caused by military service, authorized sick leave or other leave approved in writing by the Company or the Committee shall not be considered a termination of employment by the Company for purposes of Section 6; provided that unless reemployment upon the expiration of such leave is required by contract or law, such leave is for a period of not more than ninety (90) days. Vesting of the Option shall continue during any paid leave of absence, but shall be tolled during any unpaid leave of absence; provided, in either case, that the Optionee returns to status as an employee. Unless otherwise provided by the Committee, if the Optionee does not return to employment following the Optionee’s leave of absence, the Optionee’s Severance Date shall be deemed to be the date upon which the Company receives notice from the Optionee to that effect or otherwise determines that the Optionee will not be returning to employment. As of such Severance Date, the Option shall be exercisable only to the extent it is vested as of the Severance Date and only to the extent provided in Section 6 hereof.

8. Optionee not a Stockholder. Neither the Optionee nor any other person entitled to exercise the Option shall have any of the rights or privileges of a stockholder of the Company as to any Shares of Common Stock until the issuance and delivery to him or her of a certificate evidencing the Shares registered in his or her name. No adjustment will be made for dividends or other rights as a stockholder as to which the record date is prior to such date of delivery.

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9. No Guarantee of Continued Service . The Optionee acknowledges and agrees that the vesting of the Option pursuant to the Vesting Schedule hereof is earned only by continuing as an employee at the will of the Company (not through the act of being hired, being granted this Option or acquiring Shares hereunder). The Optionee further acknowledges and agrees that this Stock Option Agreement, the transactions contemplated hereunder and the vesting schedule set forth herein: (a) do not constitute an express or implied promise of continued employment for the vesting period, for any period, or at all, (b) will not interfere in any way with the Optionee’s right or the Company’s or any of its subsidiary’s right to terminate the Optionee’s employment at any time, with or without cause, or for no reason, (c) will not affect the Optionee’s status as an employee at will, and (d) will not limit any right the Company may have to increase or decrease the Optionee’s other compensation.

10. Restrictions on Exercise. The Option may not be exercised if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any Applicable Law.

11. Non-Transferability of Option. Except as permitted by the Committee and Applicable Law, the Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee. The terms of this Stock Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

12. Adjustments Upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a) Changes in Capitalization. The number of shares of Common Stock covered by the Option, as well as the price per share of Common Stock covered by the Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to the Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee shall notify Optionee as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for the Optionee to have the right to

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exercise his Option until ten (10) days prior to such transaction as to all of the Shares covered thereby, including Shares as to which the Option would not otherwise be exercisable. To the extent it has not been previously exercised, the Option will terminate immediately prior to the consummation of such proposed action.

(c) Merger or Asset Sale. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of assets of the Company, the Option shall be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option, the Optionee shall fully vest in and have the right to exercise the Option as to all of the Shares, including Shares as to which it would not otherwise be vested or exercisable. If the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Committee shall notify the Optionee in writing or electronically that the Option shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share subject to the Option immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option, for each Share subject to the Option, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

13. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

14. Notices. Any notice to be given shall be in writing and addressed to the Company at its principal office, to the attention of the Secretary, and to the Optionee at his address of record as it appears on the Notice of Grant, or at such other address as either party may hereafter designate in writing to the other for purposes of notices in respect of the Option. The Optionee agrees to notify the Company upon any change in the address of record as it appears on the Notice of Grant.

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15. Effect of Award Agreement. The Stock Option Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company, except to the extent the Committee determines otherwise and subject to adjustments under or pursuant to Section 12 above.

16. Entire Agreement; Governing Law. The Employment Agreement and this Stock Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee. The construction, interpretation, performance and enforcement of this Stock Option Agreement and the Option shall be governed by the internal laws of the State of California, without regard to conflicts of laws principles thereof.

17. Interpretation; Disputes. Any dispute regarding the interpretation of this Stock Option Agreement shall be submitted by the Optionee or by the Company forthwith to the Committee which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Committee shall be final and binding on all parties. The Optionee hereby agrees to submit any disputes concerning this Agreement to the Committee and to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Stock Option Agreement or the Option, including but not limited to, questions concerning its vesting, exercise or termination, and the Optionee’s rights and duties.

DIGITAL INSIGHT CORPORATION,	AGREED AND ACKNOWLEDGED:
a Delaware corporation

By: /s/ Elizabeth S.C.S. Murray	/s/ Jeffrey E. Stiefler

Its: EVP & CFO	(Optionee’s Signature)

(City, State, Zip Code)

(Address)

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EXHIBIT A

DIGITAL INSIGHT CORPORATION

IRREVOCABLE EXERCISE NOTICE

Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attention: Stock Plan Manager

OPTIONEE’S INFORMATION

(Print Name)	(Sign Name)

Option No.:

Taxpayer ID No.:	Date:

EXERCISE INFORMATION

Effective as of today,                             , 20    , the undersigned (the “Optionee”) hereby elects to exercise the Optionee’s option to purchase the following shares of Common Stock (the “Shares”) of Digital Insight Corporation under and pursuant to the Stock Option Agreement dated                             , 20     (the “Stock Option Agreement”):

Date of Grant	Exercise Price Per Share	No. of Shares Exercised	Remaining Shares*

*    If the number of Shares exercised is less than all of the Shares under this Stock Option Agreement, the Optionee represents that the Optionee will make (and the Optionee authorizes the Company to likewise make) a notation of the partial exercise (indicating the number of Shares and date) on the Optionee’s executed copy of this Stock Option Agreement.

TOTAL PURCHASE PRICE

The total exercise cost for which the Optionee may purchase the Shares equals A x B or $                        , where:

A =    No. of Shares Exercised:                     , and

B =    Exercise price of $                 per Share.

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APPLICABLE TAX WITHHOLDING

The Optionee agrees to remit payment in full for any applicable withholding or other employment taxes as soon as the Company informs the Optionee of the amount of such taxes due and in no event later than the close of business on the effective date of exercise.

REPRESENTATIONS OF OPTIONEE

The Optionee acknowledges that Optionee has received, read and understood the Stock Option Agreement, incorporated herein by this reference, and is bound by it.

RIGHTS AS SHAREHOLDER

Until the issuance of Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned Shares, notwithstanding the exercise of the Option. The Shares shall be issued to the Optionee as soon as practicable after the Option is exercised. No adjustment shall be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 12 of the Stock Option Agreement.

TAX CONSULTATION

The Optionee understands that the Optionee may incur taxes or otherwise suffer adverse tax consequences as a result of the Optionee’s purchase or disposition of the Shares. The Optionee represents that the Optionee has consulted with such tax and financial consultants the Optionee deems advisable in connection with the purchase or disposition of the Shares.

DELIVERY AND FORM OF PAYMENT

The Optionee has enclosed payment in full for the Shares as follows: (check applicable box)

☐	by cash payment (electronic funds transfer) in the amount of $ .

☐	by check made payable to “Digital Insight Corporation” in the amount of $ .

☐	if approved by the Committee (such approval to be evidenced by completion of the confirmation below), by delivery of Shares with a value of $ per share, or $ in the aggregate. (If these shares were acquired from the Company, the Optionee represents that they have been owned by the Optionee for at least six months.)

Committee Authorization Confirmed By:

Name: Title: General Counsel

☐	by “cashless exercise” through a broker.

Financing for this exercise will be provided by the broker designated below, who will be forwarding to the Company an amount covering the total exercise cost and all applicable withholding taxes. The Optionee understands that this exercise will not be effective and the Shares will not be issued until the Company has received the full amount payable described above, and all other conditions of any applicable cashless exercise program have been satisfied.

REGISTRATION/DELIVERY INSTRUCTIONS

The certificate representing the Shares issuable shall be registered in the Optionee’s name as follows:

Name:

Address:

City, State & Zip:

Delivery of the Optionee’s stock certificate(s) is to go to: (check applicable box)

☐ Optionee’s address as indicated above.

☐ Optionee’s broker at the address indicated below.

The Optionee hereby authorizes the Company to forward the Optionee’s stock certificate(s) and a copy of these irrevocable delivery instructions to the following:

Broker Name:

Address:

City, State & Zip:

My Account Number:

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SHARE REGISTRATION STATUS

I understand that the issuance of the shares as to which the Option is exercised is covered by a current SEC registration on Form S-8. I represent that I have received and read the Prospectus dated                          ,     , 2003, as it may be supplemented from time to time.

Submitted by:	Accepted by:

OPTIONEE:	DIGITAL INSIGHT CORPORATION:

By:
Signature
Its:

Print Name:

Address:	Address:

26025 Mureau Road

Calabasas, CA 91302

Date Received

FOR COMPANY USE ONLY

Aggregate Exercise Price:    $

Withholding Amount: $

Total Amount Received:      $

Receipt Of Funds Confirmed By:

DIGITAL INSIGHT CORPORATION

By:

Its:

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DIGITAL INSIGHT CORPORATION

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (“Agreement”) is effective as of August 5, 2003 by and between Digital Insight Corporation, a Delaware corporation (the “Company”), and the indemnitee listed on the signature page hereto (“Indemnitee”).

WHEREAS, the Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, to serve the Company and its related entities;

WHEREAS, in order to induce Indemnitee to continue to provide services to the Company, the Company wishes to provide for the indemnification of, and the advancement of expenses to, Indemnitee to the maximum extent permitted by law;

WHEREAS, the Company and Indemnitee recognize the continued difficulty in obtaining liability insurance for the Company’s directors, officers, employees, agents and fiduciaries, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance;

WHEREAS, the Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers, employees, agents and fiduciaries to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited;

WHEREAS, the Company and Indemnitee desire to continue to have in place the additional protection provided by an indemnification agreement and to provide indemnification and advancement of expenses to the Indemnitee to the maximum extent permitted by Delaware law; and

WHEREAS, in view of the considerations set forth above, the Company and Indemnitee desire to amend and restate the Prior Agreement as set forth herein;

NOW, THEREFORE, the Company and Indemnitee hereby agree as follows:

1. Certain Definitions.

(a) “Change in Control” shall mean, and shall be deemed to have occurred if, on or after the date of this Agreement, (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company acting in such capacity or a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities

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of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding Voting Securities, (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company and any new director whose election by the Board of Directors or nomination for election by the Company’s stockholders was approved by a vote of at least two thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 80% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of (in one transaction or a series of related transactions) all or substantially all of the Company’s assets.

(b) “Claim” shall mean with respect to a Covered Event: any threatened, pending or completed action, suit, proceeding or alternative dispute resolution mechanism, or any hearing, inquiry or investigation that Indemnitee in good faith believes might lead to the institution of any such action, suit, proceeding or alternative dispute resolution mechanism, whether civil, criminal, administrative, investigative or other.

(c) References to the “Company” shall include, in addition to Digital Insight Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which Digital Insight Corporation (or any of its wholly owned subsidiaries) is a party which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents or fiduciaries, so that if Indemnitee is or was a director, officer, employee, agent or fiduciary of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(d) “Covered Event” shall mean any event or occurrence related to the fact that Indemnitee is or was a director, officer, employee, agent or fiduciary of the Company, or any subsidiary of the Company, or is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action or inaction on the part of Indemnitee while serving in such capacity.

(e) “Expenses” shall mean any and all expenses (including attorneys’ fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to defend, to be a witness in or to participate in, any action, suit, proceeding, alternative dispute resolution mechanism, hearing,

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inquiry or investigation), judgments, fines, penalties and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), actually and reasonably incurred, of any Claim and any federal, state, local or foreign taxes imposed on the Indemnitee as a result of the actual or deemed receipt of any payments under this Agreement.

(f) “Expense Advance” shall mean a payment to Indemnitee pursuant to Section 3 of Expenses in advance of the settlement of or final judgment in any action, suit, proceeding or alternative dispute resolution mechanism, hearing, inquiry or investigation which constitutes a Claim.

(g) “Independent Legal Counsel” shall mean an attorney or firm of attorneys, selected in accordance with the provisions of Section 2(d) hereof, who shall not have otherwise performed services for the Company or Indemnitee within the last three years (other than with respect to matters concerning the rights of Indemnitee under this Agreement, or of other indemnitees under similar indemnity agreements).

(h) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee, agent or fiduciary of the Company which imposes duties on, or involves services by, such director, officer, employee, agent or fiduciary with respect to an employee benefit plan, its participants or its beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Agreement.

(i) “Reviewing Party” shall mean, subject to the provisions of Section 2(d), any person or body appointed by the Board of Directors in accordance with applicable law to review the Company’s obligations hereunder and under applicable law, which may include a member or members of the Company’s Board of Directors, Independent Legal Counsel or any other person or body not a party to the particular Claim for which Indemnitee is seeking indemnification.

(j) “Section” refers to a section of this Agreement unless otherwise indicated.

(k) “Voting Securities” shall mean any securities of the Company that vote generally in the election of directors.

2. Indemnification.

(a) Indemnification of Expenses. Subject to the provisions of Section 2(b) below, the Company shall indemnify Indemnitee for Expenses to the fullest extent permitted by law if Indemnitee was or is or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, any Claim (whether by reason of or arising

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in part out of a Covered Event), including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses.

(b) Review of Indemnification Obligations. Notwithstanding the foregoing, in the event any Reviewing Party shall have determined (in a written opinion, in any case in which Independent Legal Counsel is the Reviewing Party) that Indemnitee is not entitled to be indemnified hereunder under applicable law, (i) the Company shall have no further obligation under Section 2(a) to make any payments to Indemnitee not made prior to such determination by such Reviewing Party, and (ii) the Company shall be entitled to be reimbursed by Indemnitee (who hereby agrees to reimburse the Company) for all Expenses theretofore paid in indemnifying Indemnitee; provided, however, that if Indemnitee has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to secure a determination that Indemnitee is entitled to be indemnified hereunder under applicable law, any determination made by any Reviewing Party that Indemnitee is not entitled to be indemnified hereunder under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Company for any Expenses theretofore paid in indemnifying Indemnitee until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed). Indemnitee’s obligation to reimburse the Company for any Expenses shall be unsecured and no interest shall be charged thereon.

(c) Indemnitee Rights on Unfavorable Determination; Binding Effect. If any Reviewing Party determines that Indemnitee substantively is not entitled to be indemnified hereunder in whole or in part under applicable law, Indemnitee shall have the right to commence litigation seeking an initial determination by the court or challenging any such determination by such Reviewing Party or any aspect thereof, including the legal or factual bases therefor, and, subject to the provisions of Section 15, the Company hereby consents to service of process and to appear in any such proceeding. Absent such litigation, any determination by any Reviewing Party shall be conclusive and binding on the Company and Indemnitee.

(d) Selection of Reviewing Party; Change in Control. If there has not been a Change in Control, any Reviewing Party shall be selected by the Board of Directors, and if there has been such a Change in Control (other than a Change in Control which has been approved by a majority of the Company’s Board of Directors who were directors immediately prior to such Change in Control), any Reviewing Party with respect to all matters thereafter arising concerning the rights of Indemnitee to indemnification of Expenses under this Agreement or any other agreement or under the Company’s Certificate of Incorporation or Bylaws as now or hereafter in effect, or under any other applicable law, if desired by Indemnitee, shall be Independent Legal Counsel selected by Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). Such counsel, among other things, shall render its written opinion to the Company and Indemnitee as to whether and to what extent Indemnitee would be entitled to be indemnified hereunder under applicable law and the Company agrees to abide by such opinion. The Company agrees to pay the reasonable fees of the Independent Legal Counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorneys’ fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto. Notwithstanding any other provision of this Agreement, the Company shall not be required to pay Expenses of more than one Independent Legal Counsel in

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connection with all matters concerning a single Indemnitee, and such Independent Legal Counsel shall be the Independent Legal Counsel for any or all other Indemnitees unless (i) the Company otherwise determines or (ii) any Indemnitee shall provide a written statement setting forth in detail a reasonable objection to such Independent Legal Counsel representing other Indemnitees.

(e) Mandatory Payment of Expenses. Notwithstanding any other provision of this Agreement other than Section 10 hereof, to the extent that Indemnitee has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, in defense of any Claim, Indemnitee shall be indemnified against all Expenses incurred by Indemnitee in connection therewith.

3. Expense Advances.

(a) Obligation to Make Expense Advances. Upon receipt of a written undertaking by or on behalf of the Indemnitee to repay such amounts if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified therefor by the Company, the Company shall make Expense Advances to Indemnitee.

(b) Form of Undertaking. Any written undertaking by the Indemnitee to repay any Expense Advances hereunder shall be unsecured and no interest shall be charged thereon.

(c) Determination of Reasonable Expense Advances. The parties agree that for the purposes of any Expense Advance for which Indemnitee has made written demand to the Company in accordance with this Agreement, all Expenses included in such Expense Advance that are certified by affidavit of Indemnitee’s counsel as being reasonable shall be presumed conclusively to be reasonable.

4. Procedures for Indemnification and Expense Advances.

(a) Timing of Payments. All payments of Expenses (including without limitation Expense Advances) by the Company to the Indemnitee pursuant to this Agreement shall be made to the fullest extent permitted by law as soon as practicable after written demand by Indemnitee therefor is presented to the Company, but in no event later than forty-five (45) business days after such written demand by Indemnitee is presented to the Company, except in the case of Expense Advances, which shall be made no later than twenty (20) business days after such written demand by Indemnitee is presented to the Company.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to Indemnitee’s right to be indemnified or Indemnitee’s right to receive Expense Advances under this Agreement, give the Company notice in writing as soon as practicable of any Claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company at the address shown on the signature page of this Agreement (or such other address as the Company shall designate in writing to Indemnitee). In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

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(c) No Presumptions; Burden of Proof. For purposes of this Agreement, the termination of any Claim by judgment, order, settlement (whether with or without court approval) or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by this Agreement or applicable law. In addition, neither the failure of any Reviewing Party to have made a determination as to whether Indemnitee has met any particular standard of conduct or had any particular belief, nor an actual determination by any Reviewing Party that Indemnitee has not met such standard of conduct or did not have such belief, prior to the commencement of legal proceedings by Indemnitee to secure a judicial determination that Indemnitee should be indemnified under this Agreement or applicable law, shall be a defense to Indemnitee’s claim or create a presumption that Indemnitee has not met any particular standard of conduct or did not have any particular belief. In connection with any determination by any Reviewing Party or otherwise as to whether the Indemnitee is entitled to be indemnified hereunder, the burden of proof shall be on the Company to establish that Indemnitee is not so entitled.

(d) Notice to Insurers. If, at the time of the receipt by the Company of a notice of a Claim pursuant to Section 4(b) hereof, the Company has liability insurance in effect which may cover such Claim, the Company shall give prompt notice of the commencement of such Claim to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such Claim in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated hereunder to provide indemnification for or make any Expense Advances with respect to the Expenses of any Claim, the Company, if appropriate, shall be entitled to assume the defense of such Claim with counsel approved by Indemnitee (which approval shall not be unreasonably withheld) upon the delivery to Indemnitee of written notice of the Company’s election to do so. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees or expenses of separate counsel subsequently employed by or on behalf of Indemnitee with respect to the same Claim; provided that, (i) Indemnitee shall have the right to employ Indemnitee’s separate counsel in any such Claim at Indemnitee’s expense and (ii) if (A) the employment of separate counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense, or (C) the Company shall not continue to retain such counsel to defend such Claim, then the fees and expenses of Indemnitee’s separate counsel shall be Expenses for which Indemnitee may receive indemnification or Expense Advances hereunder.

5. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. The Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically

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authorized by the other provisions of this Agreement, the Company’s Certificate of Incorporation, the Company’s Bylaws or by statute. In the event of any change after the date of this Agreement in any applicable law, statute or rule which expands the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits afforded by such change. In the event of any change in any applicable law, statute or rule which narrows the right of a Delaware corporation to indemnify a member of its board of directors or an officer, employee, agent or fiduciary, such change, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement, shall have no effect on this Agreement or the parties’ rights and obligations hereunder except as set forth in Section 10(a) hereof.

(b) Nonexclusivity. The indemnification and the payment of Expense Advances provided by this Agreement shall be in addition to any rights to which Indemnitee may be entitled under the Company’s Certificate of Incorporation, its Bylaws, any other agreement, any vote of stockholders or disinterested directors, the General Corporation Law of the State of Delaware, or otherwise. The indemnification and the payment of Expense Advances provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though subsequent thereto Indemnitee may have ceased to serve in such capacity.

6. No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any Claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy, provision of the Company’s Certificate of Incorporation, Bylaws or otherwise) of the amounts otherwise payable hereunder.

7. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses incurred in connection with any Claim, but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Expenses to which Indemnitee is entitled.

8. Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying its directors, officers, employees, agents or fiduciaries under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

9. Liability Insurance. To the extent the Company maintains liability insurance applicable to directors, officers, employees, agents or fiduciaries, Indemnitee shall be covered by such policies in such a manner as to provide Indemnitee the same rights and benefits as are provided to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of

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the Company’s key employees, agents or fiduciaries, if Indemnitee is not an officer or director but is a key employee, agent or fiduciary.

10. Exceptions. Notwithstanding any other provision of this Agreement, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Excluded Action or Omissions. To indemnify Indemnitee for Expenses resulting from acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law; provided, however, that notwithstanding any limitation set forth in this Section 10(a) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has engaged in acts, omissions or transactions for which Indemnitee is prohibited from receiving indemnification under this Agreement or applicable law.

(b) Claims Initiated by Indemnitee. To indemnify or make Expense Advances to Indemnitee with respect to Claims initiated or brought voluntarily by Indemnitee and not by way of defense, counterclaim or cross claim, except (i) with respect to actions or proceedings brought to establish or enforce a right to indemnification under this Agreement or any other agreement or insurance policy or under the Company’s Certificate of Incorporation or Bylaws now or hereafter in effect relating to Claims for Covered Events, (ii) in specific cases if the Board of Directors has approved the initiation or bringing of such Claim, or (iii) as otherwise required under Section 145 of the Delaware General Corporation Law, regardless of whether Indemnitee ultimately is determined to be entitled to such indemnification or insurance recovery, as the case may be.

(c) Lack of Good Faith. To indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any action instituted (i) by Indemnitee to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material assertions made by the Indemnitee as a basis for such action was not made in good faith or was frivolous, or (ii) by or in the name of the Company to enforce or interpret this Agreement, if a court having jurisdiction over such action determines as provided in Section 13 that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous.

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses and the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute; provided, however, that notwithstanding any limitation set forth in this Section 10(d) regarding the Company’s obligation to provide indemnification, Indemnitee shall be entitled under Section 3 to receive Expense Advances hereunder with respect to any such Claim unless and until a court having jurisdiction over the Claim shall have made a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that Indemnitee has violated said statute.

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11. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

12. Binding Effect; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of the Company), spouses, heirs and personal and legal representatives. The Company shall require and cause any successor (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of the business or assets of the Company, by written agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a director, officer, employee, agent or fiduciary (as applicable) of the Company or of any other enterprise at the Company’s request.

13. Expenses Incurred in Action Relating to Enforcement or Interpretation. In the event that any action is instituted by Indemnitee under this Agreement or under any liability insurance policies maintained by the Company to enforce or interpret any of the terms hereof or thereof, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee with respect to such action (including without limitation attorneys’ fees), regardless of whether Indemnitee is ultimately successful in such action, unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material assertions made by Indemnitee as a basis for such action was not made in good faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action. In the event of an action instituted by or in the name of the Company under this Agreement to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be indemnified for all Expenses incurred by Indemnitee in defense of such action (including without limitation costs and expenses incurred with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action a court having jurisdiction over such action makes a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) that each of the material defenses asserted by Indemnitee in such action was made in bad faith or was frivolous; provided, however, that until such final judicial determination is made, Indemnitee shall be entitled under Section 3 to receive payment of Expense Advances hereunder with respect to such action.

14. Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, or (ii) if mailed by domestic certified or registered mail with postage prepaid, on the third business day after the date postmarked. Addresses for notice to either party are as shown on the signature page of this Agreement, or as subsequently modified by written notice.

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15. Consent to Jurisdiction. The Company and Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the State of Delaware for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agree that any action instituted under this Agreement shall be commenced, prosecuted and continued only in the Court of Chancery of the State of Delaware in and for New Castle County, which shall be the exclusive and only proper forum for adjudicating such a claim.

16. Severability. The provisions of this Agreement shall be severable in the event that any of the provisions hereof (including any provision within a single section, paragraph or sentence) are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, and the remaining provisions shall remain enforceable to the fullest extent permitted by law. Furthermore, to the fullest extent possible, the provisions of this Agreement (including without limitation each portion of this Agreement containing any provision held to be invalid, void or otherwise unenforceable, that is not itself invalid, void or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

17. Choice of Law. This Agreement, and all rights, remedies, liabilities, powers and duties of the parties to this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

18. Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company effectively to bring suit to enforce such rights.

19. Amendment and Termination. No amendment, modification, termination or cancellation of this Agreement shall be effective unless it is in writing signed by both the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

20. Integration and Entire Agreement. This Agreement sets forth the entire understanding between the parties hereto and supersedes and merges all previous written and oral negotiations, commitments, understandings and agreements relating to the subject matter hereof between the parties hereto.

21. No Construction as Employment Agreement. Nothing contained in this Agreement shall be construed as giving Indemnitee any right to be retained in the employ of the Company or any of its subsidiaries or affiliated entities.

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IN WITNESS WHEREOF, the parties hereto have executed this Indemnification Agreement as of the date first above written.

DIGITAL INSIGHT CORPORATION

By:	/s/ ELIZABETH MURRAY

Name:	Elizabeth Murray

Title:	EVP & CFO

Address:	Digital Insight Corporation

26025 Mureau Road

Calabasas, California 91302

AGREED TO AND ACCEPTED

/s/ JEFFREY E. STIEFLER
Jeffrey E. Stiefler

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